Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3954
(212) 455-2000

FACSIMILE (212) 455-2502

September 14, 2017

Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002

Ladies and Gentlemen:

We have acted as counsel to Cigna Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-219729) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the issuance by the Company of $600,000,000 aggregate principal amount of 3.050% Senior Notes due 2027 (the "2027 Notes") and $1,000,000,000 aggregate principal amount of 3.875% Senior Notes due 2047 (together with the 2027 Notes, the "Notes") pursuant to the Senior Indenture, dated as of August 16, 2006, between the Company and U.S. Bank National Association, as trustee (the "Trustee"), as amended by Supplemental Indenture No. 3 thereto, dated as of March 7, 2008 (as amended, the "Base Indenture"), and as supplemented by Supplemental Indenture No. 10 to the Base Indenture, dated as of September 14, 2017 (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture").

We have examined the Registration Statement as it became effective under the Securities Act; the prospectus dated August 4, 2017 (the "Base Prospectus"), as supplemented by the prospectus supplement dated September 5, 2017 (together with the Base Prospectus, the "Prospectus"), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Indenture; duplicates of the global notes representing the Notes; and the Underwriting Agreement, dated September 5, 2017 (the "Underwriting Agreement"), between the Company and the several underwriters named therein.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company and to the use of our name under the caption "Validity of Securities" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP